EXHIBIT 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF NEBRASKA

In Re:	)	Case No. 02-83998
)
RESTORAGEN, INC.,	)	Chapter 11
)
Debtor.	)
)

FIRST AMENDED

PLAN OF REORGANIZATION

OF RESTORAGEN, INC.

Robert J. Bothe, 15018

James J. Niemeier, 18838

McGRATH NORTH MULLIN & KRATZ, PC LLO

1601 Dodge Street, Suite 3700

First National Bank Tower

Omaha, Nebraska   68102

Telephone:                   (402) 341-3070

Facsimile:                         (402) 341-0216

Attorneys for Debtor and Debtor-in-Possession

DATED:                                 April 4, 2003

TABLE OF CONTENTS

INTRODUCTION

ARTICLE I	DEFINITIONS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW
	A.	Scope of Definitions; Rules of Construction
	B.	Definitions
	C.	Plan Exhibits
	D.	Rules of Interpretation
	E.	Computation of Time

ARTICLE II	CLASSIFICATION OF CLAIMS AND INTERESTS
	2.01	Class 1 Claims
	2.02	Class 2 Claims
	2.03	Class 3 Claims
	2.04	Class 4 Interests

ARTICLE III	TREATMENT OF CLAIMS AND INTERESTS
	3.01	Treatment of Administrative Claims
	3.02	Treatment of Priority Tax Claims
	3.03	Treatment of Class 1 Claims
	3.04	Treatment of Class 2 Claims
	3.05	Treatment of Class 3 Claims
	3.06	Treatment of Class 4 Interests
	3.07	Reservation of Rights Regarding Claims

ARTICLE IV	METHOD OF DISTRIBUTION OF PROPERTY TO HOLDERS OF ALLOWED CLAIMS
	4.01	Manner of Payment Under the Plan
	4.02	Manner of Distribution of Other Property
	4.03	Timing of Payment or Distribution When a Disputed Class 2 Claim or a Disputed Class 3 Claim becomes an Allowed Class 2 Claim or an Allowed Class 3 Claim
	4.04	Excess Reserves
	4.05	Record Date
	4.06	Objection to Claims; Avoidance Actions
	4.07	No Distributions Pending Allowance
	4.08	Disputed Claims Distribution Reserve
	4.09	Distributions After Allowance of Class 3 Claim

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ARTICLE V	IMPLEMENTATION OF THE PLAN
	5.01	Proceeds of the Amylin Transaction
	5.02	The GRF Transaction
	5.03	Issuance of Securities and Execution of Related Documents
	5.04	Cancellation of Existing Securities
	5.05	Revesting of Assets
	5.06	Corporate Action
	5.07	Distributions

ARTICLE VI	PROVISIONS RELATING TO CORPORATE STRUCTURE AND SALE OR PURCHASE OF STOCK OF THE REORGANIZED DEBTOR UPON CONSUMMATION
	6.01	Certificate of Incorporation
	6.02	Cancellation of the Old Common Stock and the Old Preferred Stock and Agreements
	6.03	Management of the Reorganized Debtor
	6.04	Issuance of New Common Stock
	6.05	Revesting of Assets
	6.06	Preservation of Rights of Action
	6.07	Effectuating Documents; Further Transactions
	6.08	Exemption from Certain Transfer Taxes

ARTICLE VII	EXECUTORY CONTRACTS AND UNEXPIRED LEASES
	7.01	Assumption and Rejection of Executory Contracts and Unexpired Leases
	7.02	Rejection Damages Bar Date

ARTICLE VIII	WITHDRAWAL OR MODIFICATION OF THE PLAN
	8.01	Modification of Plan Before and After Confirmation Date
	8.02	Withdrawal of the Plan

ARTICLE IX	ACCEPTANCE OR REJECTION OF PLAN AND CRAMDOWN
	9.01	Impaired Classes of Claims and Interests Entitled to Vote
	9.02	Acceptance by an Impaired Class
	9.03	Presumed Acceptance by Unimpaired Classes
	9.04	Classes Deemed to Reject Plan
	9.05	Summary of Classes Voting on the Plan
	9.06	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

ARTICLE X	RETENTION OF JURISDICTION
	10.01	Retention of Jurisdiction in the Bankruptcy Court

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ARTICLE XI	DISCHARGE, RELEASES, EXCULPATION AND INDEMNIFICATION
	11.01	Discharge of All Claims and Interests and Releases
	11.02	Exculpation
	11.03	Indemnification
	11.04	Limitation of Liability
	11.05	No Liability for Solicitation or Participation
	11.06	Injunction

ARTICLE XII	MISCELLANEOUS PROVISIONS
	12.01	Payment of Statutory Fees
	12.02	Saturday, Sunday, or Legal Holiday
	12.03	Severability of Provisions
	12.04	Successors and Assigns
	12.05	Compromises and Settlements
	12.06	Rights of Action
	12.07	Committee
	12.08	Headings
	12.09	Binding Effect
	12.10	Notices
	12.11	Governing Law
	12.12	Filing of Additional Documents
	12.13	Withholding and Reporting Requirements

iii

INTRODUCTION

Restoragen, Inc. (“Restoragen or Debtor”), hereby proposes the following Plan of Reorganization (the “Plan”) for the resolution of its outstanding creditor Claims and equity Interests. Reference is made to the Disclosure Statement (as that term is defined herein) distributed contemporaneously herewith, for a discussion of the Debtor’s history, businesses, properties, results of operations, projections for future operations, risk factors, a summary and analysis of the Plan, and certain related matters, including the Replacement Common Stock to be issued under the Plan. The Debtor is the proponent of this Plan within the meaning of § 1129 of the Bankruptcy Code.

All holders of Claims are encouraged to read this Plan and the Disclosure Statement in their entirety before voting to accept or reject this Plan. Subject to certain restrictions and requirements set forth in § 1127 of the Bankruptcy Code and Fed. R. Bankr. P. 3019 and Article XI of this Plan, the Debtor reserves the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation.

ARTICLE I

DEFINITIONS, RULES OF INTERPRETATION,

COMPUTATION OF TIME AND GOVERNING LAW

A.                                    SCOPE OF DEFINITIONS; RULES OF CONSTRUCTION

For purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article I of this Plan. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules. Whenever the context requires, such terms shall include the plural as well as the singular number, the masculine gender shall include the feminine, and the feminine gender shall include the masculine.

B.                                    DEFINITIONS

1.1                                 Administrative Claim.  Any cost or expense of administration allowed under Section 503(b) of the Bankruptcy Code and any fees or charges assessed against the estate of the Debtor under 28 U.S.C. § 1930.

1.2                                 Allowed.  With respect to any Claim or Interest, except as otherwise provided herein:  (a) a Claim or Interest that has been scheduled by the Debtor in its schedule of liabilities as other than disputed, contingent or unliquidated and as to which the Debtor or any other party in interest has not filed a timely objection; (b) a Claim or Interest that either is not a Disputed Claim or Disputed Interest or has been allowed by a Final Order; (c) a Claim or Interest that is

Allowed:  (i) in any stipulation of amount and nature of Claim executed prior to the Confirmation Date and approved by the Bankruptcy Court; (ii) in any stipulation with the Debtor of amount and nature of Claim or Interest executed on or after the Confirmation Date; or (iii) in or pursuant to any contract, instrument, indenture or other agreement entered into or assumed in connection herewith; (d) a Claim or Interest relating to a rejected executory contract or unexpired lease that either (i) is not a Disputed Claim or Interest  or (ii) has been allowed by a Final Order, in either case only if a proof of Claim or Interest has been timely filed or has otherwise been deemed timely filed under applicable law; or (e) a Claim or Interest that is allowed pursuant to the terms hereof.

1.3                                 Allowed Lender Secured Claims.  The Claims of the holders of the Debtor’s Secured Convertible Promissory Notes due December 18, 2003 in the aggregate outstanding principal amount of $18,000,000.00, plus accrued and unpaid interest up to and including the Petition Date of $1,425,175.

1.4                                 Amended and Restated Bylaws.  The bylaws of the Reorganized Debtor, which shall be substantially in the form as included in the Plan Exhibits.

1.5                                 Amended and Restated Certificate of Incorporation.  The certificate of incorporation of the Reorganized Debtor, as amended and restated, as described in Section 6.01 of the Plan, which shall be substantially in the form included in the Plan Exhibits.

1.6                                 Amylin Transaction.  That Asset Purchase and License Agreement, dated December 24, 2002, and approved by the Bankruptcy Court on January       , 2003, between the Debtor and Amylin Pharmaceutical, Inc. (“Amylin”) whereby Amylin purchased from the Debtor its rGLP-1 patent portfolio together with entering into a non-exclusive royalty free license to use certain manufacturing patents for the manufacture of rGLP-1.

1.7                                 Bankruptcy Code.  Title I of the Bankruptcy Reform Act of 1978, as amended, set forth in title 11, Sections 101 et seq., of the United States Code.

1.8                                 Bankruptcy Court.  The United States Bankruptcy Court for the District of Nebraska.

1.9                                 Bankruptcy Rules.  The Federal Rules of Bankruptcy Procedure promulgated under 28 U.S.C. § 2075, as amended from time to time, together with the local rules of the Bankruptcy Court.

1.10                           Business Day.  Any day other than a Saturday, Sunday or “legal holiday” as defined in Bankruptcy Rule 9006(a).

1.11                           Claim.  Any claim against the Debtor within the meaning of Section 101(5) of the Bankruptcy Code.

1.12                           Class.  Any group of Claims or Interests, as classified pursuant to Article II of the Plan.

1.13                           Confirmation Date.  The date upon which the Court signs the Confirmation Order.

1.14                           Confirmation Order.  An order of the Bankruptcy Court confirming the Plan.

1.15                           Debtor.  Restoragen, Inc.

1.16                           Disbursing Agent.  James B. Cavanagh, Esq., counsel to the Committee.

1.17                           Debtor-in-Possession.  The Debtor as debtor-in-possession pursuant to Chapter 11 of the Bankruptcy Code.

1.18                           Disputed Claim.  Any Claim asserted against the Debtor (a) which the Debtor believes is unliquidated, disputed, or contingent, and which has not been Allowed by Final Order of the Bankruptcy Court or (b) as to which an objection has been filed by a party in interest and which objection has not been withdrawn or resolved.  Wherever in the Plan the word “Disputed” precedes a defined term describing a Claim within a particular Class, that phrase will mean a Disputed Claim of the type described in such Class.

1.19                           Disputed Interest.  Any Interest asserted against the Debtor (a) which the Debtor believes is disputed, and which has not been Allowed by Final Order of the Bankruptcy Court or (b) as to which an objection has been filed by a party in interest and which objection has not been withdrawn or resolved.  Wherever in the Plan the word “Disputed” precedes a defined term describing an Interest within a particular Class, that phrase will mean a Disputed Interest of the type described in such Class.

1.20                           Distribution Date.  The Effective Date or as soon as practicable thereafter.

1.21                           Effective Date.  May 27, 2003.

1.22                           Final Order.  An order that has not been reversed, modified, amended or stayed, and that is no longer subject to appeal, certiorari proceeding or other proceeding for review, reargument, or rehearing, provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule may be but has not been filed with respect to such order, shall not cause such order not to be a Final Order.

1.23                           GRF Transaction.  That Asset Purchase and Lease Agreement, dated March 24, 2003, between the Debtor and Coolidge & Company, Inc. (“Coolidge”), subject to the approval of the Bankruptcy Court on confirmation of the Plan whereby Coolidge agreed to purchase from the Debtor its intellectual property portfolio pertaining to the medical applications of GRF (the “GRF Patent Portfolio”), all process development, clinical and other production and quality and regulatory information and records and files, drug and clinical study inventory, production plasmids and other materials related to Restoragen’s GRF program and the GRF Patent Portfolio to the extent in the possession or control of Restoragen; and all of its remaining intellectual property covering frog-derived peptides and biological testing for heavy metals (referred to as the “Residual IP”); including all of its plasmids, testing data and protocols, company files, documentation and regulatory items and materials related to the Residual IP to the extent in the possession or control of Restoragen.

1.24                           Impaired.  Any Claim which is impaired within the meaning of Section 1124 of the Bankruptcy Code.

1.25                           Interests.  Shall mean the equity interests and rights related thereto represented by (a) the Old Common Stock, (b) the Old Preferred Stock, (c) related rights, warrants and options, if any, with respect to (a) and (b) above determined immediately prior to the Petition Date; and (d) all accrued unpaid dividends related thereto.

1.26                           Notes.  Debtor’s Secured Convertible Promissory Notes due December 18, 2003.

1.27                           Noteholders.  Holders of the Notes.

1.28                           1934 Act.  The Securities Exchange Act of 1934, as amended.

1.29                           Old Common Stock.  The duly authorized, validly issued, fully paid shares of common stock outstanding of Debtor as of the Filing Date, which are being eliminated pursuant to the Plan.

1.30                           Old Equity Interests.  Collectively, all Interests in the Debtor and all related rights, warrants, options, and accrued dividends relating thereto.

1.31                           Old Preferred Stock.  The duly authorized, validly issued, fully paid shares of preferred stock outstanding of the Debtor as of the Petition Date.

1.32                           Other Priority Claims.  Any Claims against the Debtor to the extent entitled to priority in payment under Sections 507(a) of the Bankruptcy Code except for Administrative Claims or Priority Tax Claims.

1.33                           Petition Date.  December 17, 2002.

1.34                           PharmaNet Refund.  The refund in the approximate amount of $102,431.88 repaid by PharmaNet, Inc. to the Debtor on March 3, 2003 representing the remaining balance of the Debtor’s advance deposit in the approximate amount of $482,600.00 to PharmaNet, Inc. for a clinical trial.

1.35                           Plan.  This plan of reorganization under Chapter 11 of the Bankruptcy Code, either in its present form or as amended, supplemented or otherwise modified from time to time.

1.36                           Plan Exhibits.  The documents described at the end of this Section I.

1.37                           Priority Tax Claim.  Any Claim against the Debtor to the extent entitled to priority in payment under Section 507(a)(8) of the Bankruptcy Code.

1.38                           Record Date.  That date established by the Debtor for the purpose of determining to whom distributions shall be made under the Plan.

1.39                           Reorganized Board.  The Board of Directors of the Reorganized Debtor on and after the Effective Date.  On the Effective Date, the Reorganized Board shall consist of the following individual: Michael Ellwein.

1.40                           Reorganized Debtor.  Restoragen, Inc., on and after the Effective Date.

1.41                           Replacement Common Stock.  The common stock of the Reorganized Debtor, par value $.01 per share, authorized to be issued pursuant to the Amended and Restated Certificate of Incorporation.

1.42                           Schedules.  The Debtor’s Schedules of Assets and liabilities, filed with the Bankruptcy Court pursuant to Bankruptcy Rule 1007, along with such amendments or modification relating thereto as may be made from time to time.

1.43                           Securities Act.  The Securities Act of 1933, as amended.

1.44                           Unimpaired.  Any Claim that is not Impaired within the meaning of Section 1124 of the Bankruptcy Code.

1.45                           Unsecured Claim.  Any Allowed Claim that is not a secured claim, an Administrative Claim, a Priority Tax Claim, or Other Priority Claim.

1.46                           Unsecured Creditors’ Committee.  The Official Committee of Unsecured Creditors appointed in the Reorganization Case by the United States Trustee for the District of  Nebraska, as the membership of such Committee is from time to time constituted and reconstituted.

1.47                           Unsecured Creditor’s Fund.  A fund established for distribution to the holders of Unsecured Claims and Priority Tax Claims consisting of cash in the sum of not less then $450,000 including the PharmaNet Refund.

1.48                           Other Terms.  Unless the context otherwise requires, any capitalized terms used and not defined herein or elsewhere in the Plan but that are defined in the Bankruptcy Code or Bankruptcy Rules will have the respective meanings set forth therein.  Wherever from the context it appears appropriate, each term stated in either of the singular or the plural will include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender will include the masculine, the feminine and the neuter.

C.                                    PLAN EXHIBITS

The Amended and Restated Bylaws, Amended and Restated Certificate of Incorporation, and a list identifying the proposed directors of the Reorganized Debtor as set forth in exhibits to the Plan filed with the Court or as subsequently amended which amended exhibits shall be filed with the Clerk of the Bankruptcy Court at least ten (10) days prior to the first day on which the Confirmation Hearing is scheduled to commence.  Holders of Claims against and Interests in the Debtor may obtain a copy of the Plan Exhibits at the website of the Bankruptcy Court, mnb.uscourts.gov or upon written request to counsel for the Debtor or counsel for the Unsecured Creditors’ Committee, at the address set forth in Section 12.10 hereof.  The Plan Exhibits are incorporated into and are a part of the Plan.

D.                                    RULES OF INTERPRETATION

For purposes of the Plan (a) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document’s being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (b) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented, (c) unless otherwise specified, all references in the Plan to Sections, Articles, Schedules, and Exhibits are references to Sections, Articles, Schedules, and Exhibits of or to the Plan, (d) the words “herein” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan, (e) the term “including” shall not be deemed to be exclusive and shall be deemed to mean “including, without limitation,”; (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (g) the rules of construction set forth in § 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

E.                                      COMPUTATION OF TIME

In computing any period of time prescribed or allowed by the Plan, the provisions of Fed. R. Bankr. P. 9006 (a) shall apply.

ARTICLE II

CLASSIFICATION OF CLAIMS AND INTERESTS

Administrative Claims and Priority Tax Claims are unclassified.  For purposes of the Plan, Claims and Interests are classified as follows:

2.01                           “Class 1 Claims” shall consist of all Other Priority Claims.  Status:  Not Impaired – not entitled to vote.

2.02                           “Class 2 Claims” shall consist of all Allowed Lender Secured Claims.  Status: Impaired — entitled to vote.

2.03                           “Class 3 Claims” shall consist of all Unsecured Claims.  Status: Impaired–entitled to vote.

2.04                           “Class 4 Interests” shall consist of all shares of the Old Equity Interests and any related rights, dividends, warrants and options.  Status: Impaired – deemed to have rejected, not entitled to vote.

ARTICLE III

TREATMENT OF CLAIMS AND INTERESTS

3.01                           Treatment of Administrative Claims.  Each holder of an Allowed Administrative claim shall be paid the Allowed Amount of its Claim in full, in cash, at the sole option of the Debtor, (a) on the Effective Date, or (b) on such other date as the Bankruptcy Court may fix, or (c) at such other time as the holder of such Claim agrees to in writing.

3.02                           Treatment of Priority Tax Claims.  Each holder of an Allowed Priority Tax Claim shall be paid, consistent with § 1129(a)(9)(C) of the Code, at the sole option of the Debtor, either (a) the Allowed Amount of such Claim in full, in cash, on the Effective Date, or (b) at the option of the Reorganized Debtor, any Allowed Priority Tax Claim may be paid on such alternative terms as may be agreed by the Reorganized Debtor and the holder of such Allowed Priority Tax Claim. The Debtor believes the Allowed Priority Tax Claim will be approximately $73,480.  Holders of Priority Tax Claims will be paid from the Unsecured Creditors Fund.

3.03                           Treatment of Class 1 Claims. (Other Priority Claims).  Each holder of an Allowed Other Priority Claim will be paid in full on the Effective Date or as soon thereafter as practicable.  Holders of Class 1 Claims will be paid from the Unsecured Creditors Fund.

3.04                           Treatment of Class 2 Claims. (Noteholder Claims).  Class 2 Claims are Impaired.  On the Distribution Date, or as soon thereafter as is practicable, each holder of an Allowed Class 2 Claim shall receive such holder’s pro rata share of (i) the net proceeds from the Amylin Transaction, (ii) the net proceeds, if any, from the GRF Transaction, and (iii)100% of Replacement Common Stock.  Holders of Class 2 Claims shall not retain or receive any additional property for or on account of their Class 2 Claims, unless, prior to the Effective Date, the holders of the Class 2 Claims elect to retain the Notes and other loan documents evidencing and securing the Notes, which Notes will be payable in an amount determined by the Class 2 Claims, which Notes will continue to be secured by the collateral securing such Notes, and which Notes will be payable according to their existing terms.

3.05                           Treatment of Class 3 Claims.  (Unsecured Claims).  Class 3 Claims are Impaired.  Each Holder of an Allowed Class 3 Claim shall be entitled to a pro rata distribution of the Unsecured Creditor’s Fund, after payment of the Priority Tax Claims and the Class 1 Claims, to

be distributed as follows: (a) 100% on the later of (i) date the Class 3 Claim becomes an Allowed Class 3 Claim; or, (ii) 30 days after the Effective Date.

3.06                           Treatment of Class 4 Interests. (Old Equity Interests).  Class 4 Interests are Impaired.  On the Effective Date, the Old Equity Interests will be cancelled and extinguished and the Holders of Class 4 Interests shall not retain or receive any property for or on account of their Class 4 Interests. There will be no distributions under the Plan as a result of accrued dividends, warrants and options in existence on the Petition Date and such accrued dividends, warrants and options are terminated, released, discharged and extinguished.

3.07                           Reservation of Rights Regarding Claims. Except as otherwise explicitly provided in the Plan, nothing shall affect the Debtor’s rights and defenses, both legal and equitable, with respect to any Claims, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment, are hereby retained by the Debtor consistent with its ability to prosecute objections to such claims as provided in Section 5.05(i) of this Plan.

ARTICLE IV

METHOD OF DISTRIBUTION OF PROPERTY TO

HOLDERS OF ALLOWED CLAIMS

4.01                           Manner of Payment Under the Plan.  Any payment of cash made by the Disbursing Agent, pursuant to the Plan may be made either by check or by wire transfer, at the option of the Disbursing Agent.

4.02                           Manner of Distribution of Other Property.  Any distribution under the Plan of property other than cash shall be made by the Reorganized Debtor, or its designee, in accordance with the terms of the Plan.

4.03                           Timing of Payment or Distribution When a Disputed Class 2 Claim or a Disputed Class 3 Claim Becomes an Allowed Class 2 Claim or an Allowed Class 3 Claim.  Subject to the provisions of this Plan, distributions with respect to each Disputed Class 2 Claim or Disputed Class 3 Claim that becomes an Allowed Class 2 Claim or an Allowed Class 3 Claim that would have otherwise been made had the Claim or Interest been an Allowed Claim or an Allowed Interest on the Effective Date shall be made on the next Distribution Date, as determined by the Reorganized Debtor.

4.04                           Excess Reserves.  Shares of Replacement Common Stock that are reserved for issuance but not issued shall remain authorized but unissued Replacement Common Stock.

4.05                           Record Date.  5:00 p.m. on the Business Day immediately preceding the Confirmation Date or such other date and time designated in the Confirmation Order.

4.06                           Objection to Claims; Avoidance Actions.  From the date of the filing of this Plan and to and through the consummation of the Plan, the Committee, for and on behalf of the Unsecured Creditors, shall have the sole and exclusive authority to file objections, settle, compromise, withdraw or litigate to judgment all objections to Priority Tax Claims, Class 1 Claims and Class 3 Claims.  The Class 1 Claims are deemed to be allowed to prosecute all preference, fraudulent conveyance and other avoidance actions, if any, held by the Debtor  All costs, including fees and expenses of professionals used in prosecuting any such objections filed by the Committee pursuant to this Section 4.06 shall be paid solely and exclusively from the Unsecured Creditors Fund.

4.07                           No Distributions Pending Allowance.  Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim, or some portion thereof, has become an Allowed Claim.

4.08                           Disputed Claims Distribution Reserve.  Prior to making any distributions to Allowed Class 3 Claims, James B. Cavanaugh, counsel for the Committee, shall establish appropriate reserves for Disputed Claims, to withhold from any such distributions 100% of distributions to which holders of Disputed Claims would be entitled under the Plan as of such date if such Disputed Claims were Allowed Claims.

4.09                           Distributions After Allowance of Class 3 Claim.  James B. Cavanaugh, counsel for the Committee, shall make payments and distributions from the reserve established for Disputed Claims to each holder of a Disputed Claim that has become an Allowed Claim. After the date that the order or judgment of the Bankruptcy Court allowing such Claim becomes a Final Order, James B. Cavanaugh, counsel for the Committee, shall distribute to the holder of such Claim any Cash in the reserve established for Disputed Claims that would have been distributed to the holder of such claim had such Claim been an Allowed Claim.

ARTICLE V

IMPLEMENTATION OF THE PLAN

5.01                           Proceeds of the Amylin Transaction. On the Effective Date, the Reorganized Debtor shall distribute to the agent for the Noteholders the net proceeds of the Amylin Transaction. Thereafter, the agent shall distribute to the holders of Class 2 Claims their pro rata share of the proceeds form the Amylin Transaction.

5.02                           The GRF Transaction. On the Effective Date, Restoragen will sell certain of its assets related to Restoragen’s GRF Program to Coolidge & Company, Inc. or an affiliated entity called GHRCO, Inc. (“GHRCO”) free and clear of all liens claims and encumbrances.  The founder of GHRCO is Thomas R. Coolidge, former Chief Executive Officer and Chairman of Restoragen.  The Confirmation Order will constitute the Bankruptcy Court’s approval of the sale. On the Effective Date (1) GHRCO will purchase Restoragen’s intellectual property portfolio pertaining to the medical applications of GRF (the “GRF Patent Portfolio”), all process development, clinical and other production and quality and regulatory information and records and files, drug and clinical study inventory, production plasmids and other materials related to Restoragen’s GRF Program and the GRF Patent Portfolio to the extent in the possession or control of Restoragen, and (2) all of its remaining intellectual property covering frog-derived peptides and biological testing for heavy metals (referred to as the “Residual IP”); including all of its plasmids, testing data and protocols, company files, documentation and regulatory items and materials related to the Residual IP to the extent in the possession or control of Restoragen.

On the date of the Confirmation Order, Restoragen will grant to GHRCO an exclusive license to certain manufacturing patents, patent applications and patent rights (the “Manufacturing Patents”) only for the recombinant production, formulation, delivery and sale of GRF (the “Manufacturing License”).  In addition, Restoragen will grant an exclusive license to GHRCO for certain patents covering chorella virus promoters and a patent covering a bioassay for GRF to the extent not licensed to other parties (the “Residual Patents”).

GHRCO will pay to the Reorganized Debtor, in consideration for the sale, transfer and license rights above described, the following consideration:

•                                          On the Effective Date, GHRCO will pay the Reorganized Debtor $50,000 in readily available funds.

•                                          GHRCO will pay 25% of the costs of prosecuting and maintaining the Manufacturing Patents.

•                                          GHRCO will pay 50% of the costs of prosecuting and maintaining the Residual Patents.

•                                          GHRCO will pay the Reorganized Debtor a royalty of 1.5% of net sales of GRF products worldwide covered by the GRF Patent Portfolio.  Anytime within four (4) years after the Effective Date, GHRCO is entitled to “buy out” and extinguish this royalty with a payment of $1 million cash to the Reorganized Debtor.  After four (4) years from the Effective Date, this “buy out” price will increase to $3 million.

•                                          Upon the filing of a United States New Drug Application for a GRF medical use covered by the GRF Patent Portfolio, GHRCO will pay the Reorganized Debtor a milestone payment of $500,000 cash, and one (1) year after an approval of a United States New Drug Application for such use, GHRCO will pay the Reorganized Debtor a milestone payment of $1 million cash.

•                                          GHRCO will also pay the costs of counsel in preparing the assignments of intellectual property being acquired.

The definitive agreement, which was effective as of March 24, 2003, is incorporated into the Confirmation Order.  The Closing is scheduled to occur on the 11th day following entry of the Confirmation Order.

5.03                           Issuance of Securities and Execution of Related Documents.  On the Effective Date, the Reorganized Debtor shall authorize and reserve 100 million shares of Replacement Common Stock to be issued to the holders of Class 2 Claims in accordance with the terms of this Plan.

5.04                           Cancellation of Existing Securities.  On the Effective Date, all rights arising from ownership of the Old Common Stock and the Old Preferred Stock and any related rights, warrants and options, accumulated dividends and all obligations of the Debtor relating thereto, shall be cancelled.

5.05                           Revesting of Assets.  Except as otherwise provided herein, the property of the estate of the Debtor shall vest in the Reorganized Debtor on the Effective Date.  On and after the Effective Date, the Reorganized Debtor may operate its business, and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code.  As of the Effective Date, all property of the Reorganized Debtor shall be free and clear of all Claims and Interests, except as provided herein.

5.06                           Corporate Action.  On the Effective Date, the issuance of securities pursuant to Section 5.03 hereof, the election of New Directors and appointment of officers of the Reorganized Debtor pursuant to Section 6.02 hereof, and the other matters provided under the Plan involving the corporate structure of the Reorganized Debtor shall be deemed to have occurred and shall be in effect from and after the Effective Date without any requirement of further action by the shareholders or directors of the Reorganized Debtor.  On the Effective Date, all agreements entered into pursuant to the Plan shall be legally valid, binding and enforceable in accordance with their terms.

5.07                           Distributions.

(a)                                  Distributions to Holders of Allowed Administrative Claims and Allowed Priority Tax Claims.  The Disbursing Agent shall make distributions to each holder of an Allowed Administrative Claim or an Allowed Priority Tax Claim for which an Allowed amount has been determined as of the Effective Date in the manner described in Sections 3.01 and 3.02 of the Plan.

(b)                                 Distributions to Holders of Allowed Other Priority Claims.  The Disbursing Agent shall make distributions to each holder of an Allowed Other Priority Claim for which an Allowed amount has been determined as of the Effective Date in the manner described in Section 3.03 of the Plan.

(c)                                  Distributions of Replacement Common Stock.

(i)                                     In accordance with Section 5.03 of the Plan, the Reorganized Debtor shall distribute Replacement Common Stock to the holders of Allowed Lender Secured Claims.

(ii)                                  Distributions of the Replacement Common Stock to holders of such Allowed Class 2 Claims pursuant to this paragraph of the Plan or otherwise will be made on the Distribution Date.

(iii)                               The Reorganized Debtor shall hold the Replacement Common Stock as a distribution agent and will, as soon as practicable, economically and administratively, in accordance with applicable law and this Plan deliver the shares of Replacement Common Stock to each holder of an Allowed Class 2 Claim.

(d)                                 Transmittal of Distributed Property and Notices.  Except as may otherwise be agreed to by the Debtor and the holder of a particular Claim, any property or notice to which such holder may become entitled under the provisions of the Plan, shall be delivered to such holder by regular mail, postage prepaid, in an envelope addressed to such holder as he or his authorized agent may direct in a request filed, on or before the Effective Date, with the Bankruptcy Court (or filed, after the Effective Date, with the Debtor), but if no such request is filed, to the address shown in the Debtor’s Schedules or other records, or, if a different address is stated in a proof of claim duly filed, to such address.  In all cases where delivery or distribution is effected by mail, the date of delivery or distribution shall be the date of mailing.  Property delivered in accordance with this paragraph will be deemed delivered to the holder regardless of whether such property is actually received by such holder.  Notwithstanding any provision of the Plan to the contrary, any payment or other distribution which the Reorganized Debtor is required to make by the Plan, to the holder of an Allowed Claim on the Effective Date or on any other Distribution Date, shall be deemed to be made timely if made on the Effective Date or other Distribution Date, as the case may be, or within five (5) Business Days thereafter.

(e)                                  Rounding, Fractional Shares.  Whenever any delivery of a fractional share of Common Stock shall otherwise be called for, no such fractional shares shall be delivered, but rather, the actual distribution of Common Stock shall reflect a rounding to the nearest whole number of shares (rounding down in the case of fractions of 0.5 or less).

(f)                                    Unclaimed Property.  The Disbursing Agent shall make distributions of property to holders of Claims at those times and in that manner set forth in the Plan. If any distributions are unclaimed, the Disbursing Agent will follow up with mailings approximately ninety (90) days after the Effective Date.  In the event that any distribution of property remains unclaimed for a period of six months after it has been delivered (or after such delivery has been attempted), or otherwise made available in accordance with the Plan to the holder entitled thereto, such unclaimed property shall be forfeited by such holder.

(g)                                 Full and Final Satisfaction.  All payments and distributions under this Plan shall be in full and final satisfaction, settlement, release and discharge of all Claims and Interests, except to the extent provided for by this Plan and any agreements delivered in connection herewith.

(h)                                 Setoffs.  The Disbursing Agent may, but shall not be required to, set off against any Claim and the payments to be made pursuant to the Plan in respect of such Claim, any claims of any nature whatsoever the Debtor may have against the holder thereof, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor or the Reorganized Debtor of any such claim the Debtor or the Reorganized Debtor may have against such holder.

(i)                                     Disputed Claims or Interests.  Notwithstanding any other provisions of the Plan, no payments or distributions shall be made on account of any Disputed Claim until such Claim becomes an Allowed Claim, and then only to the extent that it becomes an Allowed Claim.  The Debtor and the Disbursing Agent shall retain the right to compromise, settle, litigate or otherwise resolve any such Disputed Claims in the ordinary course of the Debtor’s business operations, either before or after the Effective Date, at the sole election of the Debtor and the Disbursing Agent.  All Disputed Claims which become Allowed Claims after the Effective Date shall be entitled to distribution on account of such subsequently Allowed Claims on the next Distribution Date.

ARTICLE VI

PROVISIONS RELATING TO CORPORATE STRUCTURE

AND SALE OR PURCHASE OF STOCK OF THE REORGANIZED

DEBTOR UPON CONSUMMATION

6.01                           Certificate of Incorporation.  The Reorganized Debtor has filed its Amended and Restated Articles of Incorporation with the Bankruptcy Court and will file with the Secretary of State of the State of Delaware on the Distribution Date.  The Amended and Restated Articles of Incorporation of the Reorganized Debtor will authorize (i) the issuance of shares of Replacement Common Stock in sufficient amounts to satisfy the Reorganized Debtor’s obligations under the Plan, (ii) a Board of Directors and (iii) blank check preferred provisions.

6.02                           Cancellation of the Old Common Stock and the Old Preferred Stock and Agreements.  On the Effective Date, except as otherwise provided for herein, the Old Common Stock and the Old Preferred Stock shall be cancelled, and Debtor shall have the Replacement Common Stock issued to the holders of Class 2 Claims.

6.03                           Management of the Reorganized Debtor.  On the Effective Date, the operation of the Reorganized Debtor shall become the general responsibility of the Reorganized Board, which shall, thereafter, have the responsibility for the management, control, and operation of the Reorganized Debtor.  The Reorganized Board shall consist of one (1) directorwho is to be selected by the holders of Replacement Common Stock. The initial director of the Reorganized Debtor shall be Michael Ellwein.  The initial officers of the Reorganized Debtor shall be

Michael Ellwein, Chairman, President and Chief Executive Officer, and David Walker Chief Financial Officer.  The director and all such officers shall be deemed elected as of the Effective Date pursuant to the Confirmation Order.  Those officers and directors not continuing in office shall be deemed removed therefrom as of the Effective Date pursuant to the Confirmation Order.

6.04                           Issuance of New Common Stock.  On or before the Effective Date, Debtor shall issue for distribution in accordance with the terms of the Plan the Replacement Common Stock. The issuance of the Replacement Common Stock and the distribution thereof as provided for in this Plan are being made pursuant to the exemption from registration requirements of the Securities Act of 1933, as amended, provided by Regulation D thereunder and certain state securities laws exemptions.  The Replacement Common Stock will be “restricted securities” for purposes of federal and state securities laws and may not be transferred or resold except pursuant to an effective registration statement or an exemption therefrom.

6.05                           Revesting of Assets.  Except as otherwise provided herein, the property of the estate of the Debtor shall vest in the Reorganized Debtor on the Effective Date.  On and after the Effective Date, the Reorganized Debtor may operate its business, and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code.  As of the Effective Date, all property of the Reorganized Debtor shall be free and clear of all Claims and Interests, except as provided herein.

6.06                           Preservation of Rights of Action.  Except as otherwise provided in this Plan or the Confirmation Order, or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with Section 1123(b) of the Bankruptcy Code, the Debtor or the Disbursing Agent shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all Litigation Claims that the Debtor or the Estate may hold against any Person or entity.

6.07                           Effectuating Documents; Further Transactions.  The chief executive officer, chief financial officer, or any other appropriate officer of the Reorganized Debtor shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The secretary or assistant secretary of the Reorganized Debtor shall be authorized to certify or attest to any of the foregoing actions.

6.08                           Exemption from Certain Transfer Taxes.  Pursuant to Section 1146(c) of the Bankruptcy Code, any transfers from Debtor or any Person or entity pursuant to the Plan in the United States shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, sales or use tax or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

ARTICLE VII

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

7.01                           Assumption and Rejection of Executory Contracts and Unexpired Leases.  Except as otherwise provided in this Plan or in any order of the Bankruptcy Court on the Effective Date, all executory contracts, unexpired leases (including any and all amendments, revisions or modifications thereto) and all warrants and options of the Debtor, that are not otherwise the subject of a motion to assume as of the Confirmation Date, will be deemed rejected in accordance with the provisions and requirements of Sections 365 and 1123 of the Bankruptcy Code; provided, however, that the Debtor reserves its right, at any time prior to the Confirmation Date, to amend Schedule 7.01 to add an executory contract or unexpired lease thereto or delete an executory contract or unexpired lease therefrom.  Nothing in this Plan shall affect, limit or impair the right of the Reorganized Debtor to terminate an assumed contract after the Confirmation Date in accordance with applicable non-bankruptcy law.  Entry of the Confirmation Order by the Clerk of the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to Sections 365(a) and 1123 of the Bankruptcy Code.  The Debtor shall pay all cure amounts not previously paid, and required as a condition of assumption under Section 365 of the Bankruptcy Code for assumed executory contracts and unexpired leases in cash on the Distribution Date unless otherwise agreed.  Claims created by the rejection of executory contracts must be filed with the Bankruptcy Court no later than fifteen (15) days after the later of (a) the Order authorizing such rejection and (b) the Effective Date.  Any Claims not filed within such time shall be forever barred from assertion against the Reorganized Debtor, its properties and estate. A schedule of leases and executory contracts to be assumed by the Debtor is attached hereto as Schedule 7.01.

7.02                           Rejection Damages Bar Date.  If the rejection by Debtor, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against Debtor or its properties unless a Proof of Claim is filed with the Clerk of the Bankruptcy Court and served upon counsel to Debtor, and counsel to the Creditors’ Committee, within fifteen (15) days after service of the earlier of (a) notice of the Conformation Order, or (b) other notice that the executory contract or unexpired lease has been rejected.

ARTICLE VIII

WITHDRAWAL OR MODIFICATION OF THE PLAN

8.01                           Modification of Plan Before and After Confirmation Date.  The Debtor may alter, amend, or modify the Plan under Section 1127 of the Bankruptcy Code at any time prior to the Confirmation Date.  In accordance with Bankruptcy Rule 3019, any such alteration, amendment or modification that does not materially and adversely affect the treatment of holders of any Claim that votes to accept the Plan, may be approved by the Bankruptcy Court at a Confirmation

Hearing without the necessity of resoliciting votes.  After the Confirmation Date and prior to substantial consummation of the Plan, the Reorganized Debtor and any party in interest may, so long as it does not adversely affect the treatment of holders of any Claims under the Plan, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the disclosure statement, or the Confirmation Order, and to address such matters as may be necessary to carry out the purposes and effects of the Plan.

8.02                           Withdrawal of the Plan. The Debtor reserves the right to withdraw and revoke the Plan at any time prior to the Confirmation Date, in which case the Plan will be deemed null and void.  In the event of withdrawal or revocation of the Plan by the Debtor, nothing contained in the Plan will be deemed to constitute a waiver or release of any Claim by or against any the Debtor or any other person or entity or to prejudice in any manner the rights of the Debtor or any other person or entity.

ARTICLE IX

ACCEPTANCE OR REJECTION OF PLAN AND CRAMDOWN

9.01                           Impaired Classes of Claims and Interests Entitled to Vote.  Subject to Sections 9.03 and 9.04 of the Plan, Claim and Interest holders in each Impaired Class of Claims or Interests are entitled to vote as a class to accept or reject the Plan.

9.02                           Acceptance by an Impaired Class.  In accordance with Section 1126(c) of the Bankruptcy Code and except as provided in Section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if the Plan is accepted by the holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject the Plan.

9.03                           Presumed Acceptance by Unimpaired Classes.  Class 1 is Unimpaired by the Plan.  Under Section 1126(f) of the Bankruptcy Code, such Claim holders are conclusively presumed to accept the Plan, and the votes of such Claim holders will not be solicited.

9.04                           Classes Deemed to Reject Plan.  Holders of Interests in Class 4 are not entitled to receive or retain any property under the Plan.  Under Section 1126(g) of the Bankruptcy Code, Class 4 Interest holders are deemed to reject the Plan, and the votes of such Interest or Claim holders will not be solicited.

9.05                           Summary of Classes Voting on the Plan.  As a result of the provisions of Sections 9.03 and 9.04 of this Plan, the votes of holders of Claims in Classes 2 and 3 will be solicited with respect to this Plan.

9.06                           Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code.  To the extent that any Impaired Class other than Class 4 rejects the Plan or is deemed to have rejected the Plan, the Debtor will request confirmation of the Plan, as it may be modified from time to time, under

Section 1129(b) of the Bankruptcy Code.  The Debtor reserves the right to alter, amend, modify, revoke or withdraw the Plan or any Plan Exhibit or Schedule, including to amend or modify it in accordance with Section 8.01 hereof to satisfy the requirements of Section 1129(b) of the Bankruptcy Code, if necessary.

ARTICLE X

RETENTION OF JURISDICTION

10.01                     Retention of Jurisdiction in the Bankruptcy Court.  The Bankruptcy Court will retain and have exclusive jurisdiction over this case for the following purposes:

(a)                                  To hear and determine any and all matters relating to the rejection, assumption or assignment of executory contracts and leases, any objections to Claims resulting therefrom, and the allowance of any Claims resulting therefrom;

(b)                                 To hear and determine any and all applications, adversary proceedings, contested matters and other litigated matters pending on the Effective Date or permitted to be commenced thereafter under the Bankruptcy Code and the Bankruptcy Rules;

(c)                                  To ensure that the distributions to holders of Allowed Claims are accomplished as provided in the Plan;

(d)                                 To hear and determine any objections to Claims filed both before and after Confirmation; to allow or disallow, in whole or in part, any Disputed Claim; and to hear and determine other issues presented by or arising under the Plan;

(e)                                  To enter and implement such orders as may be appropriate in regard to the Confirmation Order and the Plan;

(f)                                    To hear and determine all applications of professionals for compensation and reimbursement of expenses under Sections 330, 331, or 503(b) of the Bankruptcy Code;

(g)                                 To hear the Debtor’s or the Reorganized Debtor’s application, if any, to modify the Plan in accordance with Section 1127 of the Bankruptcy Code (after Confirmation, the Debtor or the Reorganized Debtor may also, so long as they do not adversely affect the interest of holders of Allowed Claims, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or Confirmation Order, in such manner as my be necessary to carry out the purposes and effects of the Plan);

(h)                                 To hear and determine disputes arising in connection with interpretation of the Plan or its implementation, including disputes among holders of Allowed Claims and disputes arising under any other agreements, documents or instruments executed in connection with the Plan;

(i)                                     To construe and to take any action to enforce the Plan and issue such orders and injunctions as may be necessary for the consummation and implementation of the Plan;

(j)                                     To determine such other matters and for such purposes as may be provided in the Confirmation Order;

(k)                                  To hear and determine any motions or contested matters involving taxes, tax refunds, tax Claims, tax attribute and tax benefits and similar or related matters, with respect to the Debtor arising on or prior to the Effective Date or relating to the period of administration of the Chapter 11 case;

(l)                                     To hear and determine any other matters related to the Plan and not inconsistent with Chapter 11 of the Bankruptcy Code;

(m)                               To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

(n)                                 To recover assets of the Reorganized Debtor, including preference claims or any other avoidance claims, wherever located;

(o)                                 To hear and determine matters concerning state, local and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code; and

(p)                                 To enter a final decree closing the Chapter 11 Case.

ARTICLE XI

DISCHARGE, RELEASES, EXCULPATION AND INDEMNIFICATION

11.01                     Discharge of All Claims and Interests and Releases.

(a)                                  Except as otherwise provided by this Plan or in the agreements delivered in connection herewith, the confirmation of this Plan (subject to the occurrence of the Effective Date) shall discharge the Debtor and the Reorganized Debtor from any Claim that arose before the Confirmation Date, and any Claim of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not a proof of Claim is filed or is deemed filed, whether or not such Claim is an Allowed Claim, and whether or not the holder of such Claim has voted on this Plan.

(b)                                 Except as otherwise specifically provided by this Plan, the distributions and rights that are provided in this Plan shall be in complete satisfaction, discharge and release, effective as of the Confirmation Date (but subject to the occurrence of the Effective Date) of (i)

all claims and causes of action against, liabilities of, liens on, obligations of and Interests in the Debtor or Reorganized Debtor or the direct or indirect assets and properties of the Debtor or Reorganized Debtor whether known or unknown, and (ii) all causes of action (whether known or unknown, either directly or derivatively through the Debtor or the Reorganized Debtor) against, Claims against, liabilities (as guarantor of a claim or otherwise) of, liens on the direct or indirect assets and properties of, and obligations of successors and assigns of, the Debtor, the Reorganized Debtor and their successors and assigns based on the same subject matter as any Claim or Interest or based on any act or omission, transaction or other activity or security, interest or other agreement of any kind or nature occurring, arising or existing prior to the Effective Date that was or could have been the subject of any Claim or Interest, in each case regardless of whether a proof of claim or interest was filed, whether or not Allowed and whether or not the holder of the Claim or Interest has voted on this Plan.

(c)                                  Except as otherwise specifically provided by this Plan, any entity or person accepting any distribution pursuant to this Plan shall be presumed conclusively to have released the Debtor, the Reorganized Debtor, and their respective successors and assigns from any cause of action based on the same subject matter as the Claim or Interest or which the distribution is received.  The release described in the preceding sentence shall be enforceable as a matter of contract against any entity or person that accepts any distribution pursuant to this Plan.

11.02                     Exculpation.  Neither the Debtor, the estate, the Reorganized Debtor, nor any present officer, director, employee, agent, indenture trustee, attorney, accountant, investment banker or financial advisor to any of them, shall be obligated in any manner under the Plan or in respect or by reason of the filing, negotiation, prosecution, confirmation, consummation or implementation of the Plan or the attempted restructuring of the indebtedness of the Debtor prior to the Petition Date or any action taken or not taken in connection therewith, or shall have or incur any liability to any holder of a Claim or Interest or any other person or entity in respect of any such matters or any information provided or statement made in the disclosure statement or omitted therefrom, except that (i) the Debtor and the Reorganized Debtor shall fulfill the obligations expressly set forth in the Plan and (ii) each person or entity shall remain liable, to the extent provided by law, for its own willful misconduct or gross negligence as determined pursuant to Final Order of a court of competent jurisdiction.  Each such person or entity shall be entitled to rely upon the advice of counsel with respect to its duties and responsibilities under the Plan and shall be fully protected in acting or in refraining from acting in accordance with such advice or in any manner approved or ratified by the Bankruptcy Court.

11.03                     Indemnification.  Subject to the occurrence of the Effective Date, the obligations of the Debtor to indemnify officers and directors, holding such offices from and including the Petition Date through and including the Confirmation Date, against any obligation pursuant to the Debtor’s Certificate of Incorporation, by-laws or applicable state laws shall survive confirmation of the Plan, remain unaffected by this Plan and not be discharged.

11.04                     Limitation of Liability.  Neither the Reorganized Debtor, nor any of its employees, officers, directors, agents or representatives, nor any professional persons or entities employed by any of them, shall have or incur any liability to any person or entity for any act taken or omission made in good faith in connection with or related to formulating, implementing, confirming or consummating this Plan, the solicitation materials and disclosure statement, or any contract, instrument, release or other agreement or document created in connection with this Plan.

11.05                     No Liability for Solicitation or Participation.  As specified in Section 1125(e) of the Bankruptcy Code, persons that solicit acceptances or rejections of the Plan and/or participate in the offer, issuance, sale or purchase of securities offered or sold under the Plan, in good faith and in compliance with applicable provisions of the Bankruptcy Code, shall not be liable for violations of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of securities.

11.06                     Injunction.  The discharge and release provided in the Plan shall also operate as an injunction restraining any person from commencing or continuing any action, suit or proceeding, or employing any process, or otherwise acting, to collect, offset or recover any claim discharged or related under the Plan to the fullest extent authorized or provided by the Bankruptcy Court, including the Sections 524 and 1141 thereof.  Except as provided in Section 11.02 above, the Confirmation Order shall constitute an injunction enjoining any person or entity from enforcing or attempting to enforce any cause of action against any present director, officer, employee, indenture trustee, attorney, accountant, financial advisor, investment banker or agent of the Debtor based on, arising from or relating to, in whole or in part, any act, omission, or other occurrence taking place on or prior to the Effective Date with respect to or in any way relating to this case, all of which causes of action will be deemed released on the Effective Date.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.01                     Payment of Statutory Fees.  All fees payable pursuant to 28 U.S.C. § 1930 shall be paid on or before the Effective Date and thereafter as and when due until the Chapter 11 case is closed, dismissed or converted.  After confirmation, the Debtor shall submit monthly operating reports to the United States Trustee each month (or portion thereof ) until the Chapter 11 case is closed, dismissed or converted.  Such report shall be in the format prescribed by the United States Trustee.

12.02                     Saturday, Sunday, or Legal Holiday.  If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

12.03                     Severability of Provisions.  If prior to Confirmation, any term or provision of the Plan which does not govern the treatment of Claims or Interests or the conditions to the Effective Date is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, Impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

12.04                     Successors and Assigns.  The rights, benefits and obligations of any entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

12.05                     Compromises and Settlements.  Pursuant to Fed. R. Bankr. P. 9019(a), except as otherwise provided in this Plan, the Debtor may compromise and settle various Claims against it and/or claims that it may have against other Persons. Except as otherwise provided for in this Plan, the Debtor expressly reserves the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against it and claims that it may have against other Persons up to and including the Effective Date. After the Effective Date, such right shall pass to the Reorganized Debtor pursuant to Sections 6.05 and 6.06 of this Plan. This Section shall not apply to Claims against other Persons that are transferred pursuant to this Plan.

12.06                     Rights of Action.  Any rights or causes of action accruing to the Debtor other than causes of action pursuant to the Bankruptcy Code shall vest in the Reorganized Debtor on the Effective Date.  The Reorganized Debtor may pursue or release all reserved rights of action, as appropriate, in accordance with what is in the best interests, and for the benefit, of the Reorganized Debtor.

12.07                     Committee.  The appointment of the Unsecured Creditors’ Committee shall terminate upon the Effective Date.

12.08                     Headings.  Headings are used in the Plan for convenience and reference only, and shall not constitute a part of the Plan for any other purpose.

12.09                     Binding Effect.  The Plan shall be binding upon and inure to the benefit of the Debtor, the Reorganized Debtor, its Creditors, the holders of Interests, and their respective successors and assigns.

12.10                     Notices.  Any notice to the Debtor required or permitted to be provided under the Plan or disclosure statement shall be in writing and served by either (1) certified mail, return receipt requested, postage prepaid, (2) hand delivery, or (3) reputable overnight delivery service, freight prepaid, to be addressed as follows:

ATTN: David S. Walker
Chief Financial Officer

Restoragen, Inc.
5701 South 34th Street, Suite 203
Lincoln, Nebraska 68510
(Fax) 402-434-0784

With a copy to:
Robert J. Bothe, Esq.
McGrath North Mullin & Kratz, PC LLO
1601 Dodge Street, Suite 3700
First National Bank Tower
Omaha, Nebraska 68102
(Fax) 402-341-0216

Barbara Lano Rummel, Esq.
Lindquist & Vennum P.L.L.P.
80 S. Eighth Street
4200 IDS Center
Minneapolis, Minnesota 55402-2223
(Fax) 612-371-3207

James B. Cavanagh, Esq.
Lieben, Whitted, Houghton, & Slowiaczek
100 Scoular Building
2027 Dodge Street
Omaha, Nebraska 68102
(Fax) 402-344-4006

12.11                     Governing Law.  Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or the Delaware General Corporation Law, the laws of the State of Nebraska shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan.

12.12                     Filing of Additional Documents.  On or before substantial consummation of the Plan, the Reorganized Debtor shall file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

12.13                     Withholding, and Reporting Requirements.  In connection with the Plan and all instruments issued in connection therewith and distributions thereon, the Debtor shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

Dated: April , 2003
RESTORAGEN, INC.

	By:	/s/ Ashleigh W. Palmer
Ashleigh W. Palmer
Chief Executive Officer

Robert J. Bothe

James J. Niemeier

McGrath North Mullin & Kratz, PC LLO

1601 Dodge Street, Suite 3700

First National Bank Tower

Omaha, NE  68102

402-341-3070

(Fax) 401-341-0216

Attorneys for Debtor

PLAN EXHIBITS

1.                             Amended and Restated Bylaws of Restoragen, Inc.

2.                             Amended and Restated Certificate of Incorporation of Restoragen, Inc.

3.                             Board of Directors

4.                             Schedule 7.01

EXHIBIT 1

Amended and Restated Bylaws

OF

RESTORAGEN, INC.

ARTICLE I

OFFICES

Section 1.1.  Principal Office.  The principal office of the Corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle, and the resident agent in charge thereof shall be The Corporation Trust Company.

Section 1.2.  Other Offices.  The Corporation may have offices at such other place or places as from time to time the Board of Directors may determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 2.1.  Annual Meetings.  The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may come before the meeting shall be held on such date and at such time and place within or without the State of Delaware as may be designated by the Board of Directors.

Section 2.2.  Special Meetings.  Special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by statute, may be called at any time by the President or by order of the Board of Directors and shall be called by the President or Secretary upon the request in writing of a stockholder or stockholders holding of record at least one-fourth of the outstanding shares of stock of the Corporation entitled to vote at such meeting.  Any such written request of a stockholder or stockholders shall state a proper purpose or purposes of the meeting and shall be delivered to the President or Secretary.

Section 2.3.  Place of Meeting.  Each meeting of stockholders of the Corporation, whether annual or special, shall be held on such date and at such time and place within or without the State of Delaware as shall be fixed by the Board of Directors and specified in the notice or waiver of notice of said meeting.

Section 2.4.  Notice of Meetings.  Except as otherwise provided by law, notice of each meeting of the stockholders shall be given to each stockholder of record entitled to vote at such meeting, whether annual or special, not less than 10 nor more than 60 days before the day on which the meeting is to be held, by delivering a typewritten or printed notice thereof to him or her personally, or by mailing such notice in a postage prepaid envelope addressed to him or her at his or her post office address furnished by him or her to the Secretary of the Corporation for such purpose, or, if he or she shall not have furnished to the Secretary of the Corporation his or her address for such purpose, then at his or her post office address last known to the Secretary of the Corporation.  Each such notice shall state the purpose or purposes for which the meeting is called, and the date and time when and the place where such meeting is held.  Except where expressly required by law, no publication of any notice of a meeting of stockholders shall be required.  Notice of any meeting of stockholders shall not be required to be given to any stockholder who shall attend such meeting in person or by proxy.  Notice of any adjourned meeting of the stockholders shall not be required to be given, except where expressly required be law.

Section 2.5.  Quorum.  At each meeting of the stockholders, except where other provision is made by law, the presence, in person or by proxy, of the holders of record of a majority of the issued and outstanding stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business.  In the absence of a quorum, a majority in interest of the stockholders of the Corporation present in person or by proxy and entitled to vote or, in the absence of any stockholder entitled to vote, any officer entitled to preside at, or act as Secretary of, such meeting shall have the power to adjourn the meeting from time to time, until stockholders holding the requisite amount of stock shall be present or represented.  At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally called.

Section 2.6.  Voting.  At each meeting of the stockholders, every stockholder of record of the Corporation entitled to vote at such meeting shall be entitled to one vote in person or by proxy for each share of stock of the Corporation registered in his or her name on the books of the Corporation (a) on the date fixed pursuant to Section 7.3 of Article VII of these Bylaws as the record date for the determination of stockholders entitled to vote at such meeting; or (b) if no such record date shall have been fixed, then as of the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business next preceding the day on which the meeting is held.  Any vote on stock of the Corporation may be given by the stockholder entitled thereto in person or by proxy appointed by an instrument in writing, including, without limitation, a telegraph or a cable, subscribed by such stockholder or by his or her attorney thereunto authorized and delivered to the Secretary of the meeting; provided, however, that no proxy shall be voted on after three years from its date unless said proxy provides for a longer period.  At all meetings of the stockholders, all matters (except where other provision is made by law or by the Certificate of Incorporation of the Corporation) shall be decided by a majority of the votes cast by the holders of the stock present in person or by proxy and entitled to vote thereat, a quorum being present.

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Section 2.7.  List of Stockholders.  It shall be the duty of the Secretary or other officer of the Corporation who shall have charge of its stock ledger, either directly or through a transfer agent or transfer clerk appointed by the Board of Directors, to prepare and make, at least 10 days before every meeting of the stockholders for the election of directors of the Corporation, a complete list of the stockholders entitled to vote thereat, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder during ordinary business hours, for a period of at least 10 days prior to the election, either at a place within the city, town or village where the election is to be held and which place shall be specified in the notice of meeting, or, if not so specified, at the place where said meeting is to be held, and the list shall be produced and kept at the time and place of said meeting during the whole time thereof and subject to the inspection of any stockholder who shall be present thereat.  Upon the willful neglect or refusal of the directors to produce such list at any election, they shall be ineligible for any office at such election.  The original or duplicate stock ledger shall be the only evidence as to who are the stockholders entitled to examine such list or the books of the Corporation or to vote in person by proxy at such election.

Section 2.8.  Judges of Election.  The Board of Directors may appoint judges of election to serve at any election of directors and at balloting on any other matter that may properly come before a meeting of stockholders.  If no such appointment shall be made, or if any judges so appointed shall fail to attend, or refuse or be unable to serve, then such appointment may be made by the presiding officer at the meeting.

Section 2.9.  Action by Consent.  Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and the consent(s) are delivered to the Corporation and filed with the minutes of proceedings of the stockholders.  Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE III

BOARD OF DIRECTORS

Section 3.1.  General Powers.  The property, affairs and business of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.2.  Number, Election, Qualifications and Term of Office.  The number of directors shall be as fixed from time to time by resolution of the Board of Directors or stockholders (any such resolution of either the Board of Directors or stockholders being subject to the later resolution of either of them).  Until changed as provided herein, the number of

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directors constituting the Board of Directors shall be one.  Except as otherwise provided in the Certificate of Incorporation or in these Bylaws, directors shall be elected by a plurality of the votes of the stockholders entitled to vote at each meeting of stockholders for the election of a director or directors.  Directors need not be stockholders.  Each director shall hold office until his or her successor shall have been duly elected and qualified, or until his or her death, or until he or she shall resign, or until he or she shall have been removed in the manner hereinafter provided.

Section 3.3.  Resignation.  Any director of the Corporation may resign at any time by giving written notice to the President or to the Secretary of the Corporation.  The resignation of any director shall take effect at the time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.4.  Removal of Directors.  Any director or the entire Board of Directors may be removed, either with or without cause, at any time by the holders of a majority of the shares then entitled to vote at an election of directors.  Any vacancy in the Board of Directors caused by any such removal may be filled by a plurality of the votes of the stockholders at such meeting, or, if the stockholders shall fail to fill such vacancy, by the Board of Directors.

Section 3.5.  Vacancies.  Any vacancy in the Board of Directors caused by death, resignation, disqualification, removal, an increase in the number of directors or any other cause may be filled by the affirmative vote of a majority of the remaining directors (though less than a quorum), unless filled by the stockholders pursuant to Section 3.4 hereof, and each director so chosen shall hold office until his or her successor shall be duly elected and qualified or until his or her earlier death, resignation or removal.

Section 3.6.  Place of Meetings, Etc.  Except as otherwise specifically provided by law, the Board of Directors may hold its meetings, have one or more offices and keep the books and records of the Corporation at such place or places within or without the State of Delaware as the Board of Directors may from time to time determine.

Section 3.7.  First Meeting.  Within 30 days after each annual election of directors, the Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business at the place where regular meetings of the Board of Directors are held.  Notice of such meeting shall be given in the manner hereinafter provided for special meetings of the Board of Directors or in a consent and waiver of notice thereof signed by all the directors.

Section 3.8.  Regular Meetings.  Regular meetings of the Board of Directors may be held at such times as the Board shall determine.  If any day fixed for a regular meeting shall be a legal holiday at the place where the meeting is to be held, then the meeting which would otherwise be held on that day shall be held at such place at the same hour and on the next succeeding business day not a legal holiday.  Notice of regular meetings need not be given, provided that whenever the time or place of regular meetings shall be fixed or changed, notice of such action shall be mailed promptly to each director who shall not have been present at the

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meeting at which such action was taken, addressed to him or her at his or her residence or usual place of business.

Section 3.9.  Special Meetings, Notice.  Special meetings of the Board of Directors shall be held whenever called by the President or by one of the directors.  At least two calendar days before the day on which any special meeting is to be held, notice of such meeting shall be sent to each director by first class mail, addressed to him or her at his or her residence or usual place of business, or shall be sent to him or her at such place by telegraph, cable or wireless or shall be delivered personally or by telephone at least one day before the day on which the meeting is to be held.  Each such notice shall state the time and place of the meeting but need not state the purposes thereof, except as otherwise herein expressly provided.  Notice of any meeting of the Board of Directors need not be given to any director who shall be present at such meeting or who shall, either before or after such meeting, waive notice of such meeting in writing or by telegram, radio, cable or telephone, and any meeting of the Board of Directors shall be a legal meeting without any notice thereof having been given if all of the directors of the Corporation then in office shall be present thereat.

Section 3.10.  Quorum and Manner of Acting.  Except as otherwise provided by statute or by these Bylaws, majority of the total number of directors shall be required to constitute a quorum for the transaction of business at any meeting, and the act of a majority of the directors present at any meeting at which quorum shall be present shall be the act of the Board of Directors.  In the absence of a quorum, a majority of the directors present may adjourn any meeting from time to time until a quorum be had.  Notice of any adjourned meeting need not be given, except as required by law.

Section 3.11.  Remuneration.  Directors shall receive such reasonable compensation for their services, as such, whether in form of a salary or a fixed fee for attendance at meetings, with expenses, if any, as the Board of Directors may from time to time determine.  Nothing herein contained shall be construed so as to preclude any director from serving the Corporation in any other capacity and receiving remuneration therefor.

Section 3.12.  Action by Consent.  Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors, or of any committee, as the case may be, consent thereto in writing and such writing or writings are filed with the minutes of proceedings of the Board or committee.

Section 3.13.  Telephonic Meetings.  Unless otherwise restricted by the Certificate of Incorporation, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such meeting.

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ARTICLE IV

COMMITTEES

Section 4.1.  Designation of Committees, Alternate Members and Term of Office.  The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, including an executive committee, each committee to consist of one or more of the directors of the Corporation.  The Board of Directors may designate one or more directors as alternate members of any committee, who, in the order specified by the Board, may replace any absent or disqualified member at any meeting of the committee.  In the absence or disqualification of a member or members of a committee, and in the event there are not sufficient alternates, present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.  The term of office of the members of each committee shall be as fixed from time to time by the Board, subject to these Bylaws; provided, however, that any committee member who ceases to be a member of the Board shall ipso facto cease to be a committee member.  Each committee shall appoint a secretary, who may be the Secretary of the Corporation or any Assistant Secretary thereof.

Section 4.2.  Powers of Committees.  Any committee designated by the Board of Directors pursuant to Section 4.1 hereof, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of dissolution, or amending these Bylaws of the Corporation, and, unless the resolution so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

Section 4.3.  Meetings, Notices and Records.  Each committee may provide for the holding of regular meetings, with or without notice, and may fix the time and place at which such meetings shall be held.  Special meetings of each committee shall be held upon call by or at the direction of its chairman or, if there be no chairman, by or at the direction of any two of its members, at the time and place specified in the respective notices or waivers of notice of its members, at the time and place specified in the respective notices or waivers of notice thereof.  Notice of each special meeting of a committee shall be mailed to each member of such committee, addressed to him or her at his or her residence or usual place of business, at least one day before the day on which the meeting is to be held, or shall be sent by telegram, radio or cable, addressed to him or her at such place, or telephoned or delivered to him or her personally, not later than the day before the day on which the meeting thereof who shall attend the meeting in person or who shall waive notice thereof by telegram, radio, cable or other writing.  Notice of any adjourned meeting need not be given.  Each committee shall keep a record of its proceedings.

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Section 4.4.  Quorum and Manner of Acting.  At each meeting of any committee the presence of one-third of its members then in office shall be necessary and sufficient to constitute a quorum for the transaction of business, and the act of a majority of the members present at any meeting at which a quorum is present shall be the act of such committee; in the absence of a quorum, a majority of the members present at the time and place of any meeting may adjourn the meeting from time to time until a quorum shall be present.  Subject to the foregoing and other provisions of these Bylaws and except as otherwise determined by the Board of Directors, such committee may make rules for the conduct of its business.  Any determination made in writing and signed by all the members of such committee shall be as effective as if made by such committee at a meeting.

Section 4.5.  Resignations.  Any member of a committee may resign at any time by giving written notice of such resignation to the Board of Directors, the President or the Secretary of the Corporation.  Unless otherwise specified in such notice, such resignation shall take effect upon receipt thereof by the Board or any such officer.

Section 4.6.  Removal.  Any member of any committee may be removed at any time by the Board of Directors with or without cause.

Section 4.7.  Vacancies.  If any vacancy shall occur in any committee by reason of death, resignation, disqualification, removal or otherwise, the remaining members of such committee, though they may represent less than a quorum, shall continue to act until such vacancy is filled by the Board of Directors.

Section 4.8.  Compensation.  Committee members shall receive such reasonable compensation for their services as such, whether in the form of salary or a fixed fee for attendance at meetings, with expenses, if any, as the Board of Directors may from time to time determine.  Nothing herein contained shall be construed to preclude any committee member from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE V

OFFICERS

Section 5.1.  Number.  The officers of the Corporation shall be a Chairman, a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, a Chief Financial Officer, a Treasurer and, if the Board shall so elect, such other officers and agents as may be appointed by the Board of Directors pursuant to Section 5.2 hereof.  Any two or more offices may be held by the same person.

Section 5.2.  Election, Term of Office and Qualifications.  The officer shall be elected annually by the Board of Directors and, except in the case of officers appointed in accordance with the provisions of Section 5.3 hereof, each shall hold office until the next annual election of officers or until his or her successor shall have been duly elected and qualified, or until his or her

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death, or until he or she shall resign, or until he or she shall have been removed in the manner hereinafter provided.

Section 5.3.  Other Officers.  The Corporation may have such other officers and agents as may be deemed necessary by the Board of Directors, including without limitation one or more Assistant Vice Presidents, one or more Assistant Secretaries and one or more Assistant Treasurers.  Such other officers and agents shall be appointed in such manner, have such duties and hold their offices for such terms as may be determined by the Board of Directors.  The Board of Directors may delegate to any officer or agent the power to appoint any such subordinate officers or agents and to prescribe their respective terms of office, authorities and duties.

Section 5.4.  Resignations.  Any Officer may resign at any time by giving written notice of his or her resignation to the Board of Directors, to the President or to the Secretary of the Corporation.  Unless otherwise specified in such written notice, any such resignation shall take effect at the time of receipt thereof by the Board of Directors or any such officer.

Section 5.5.  Removal.  Any officer specifically designated in Section 5.1 hereof may be removed, either with or without cause, by vote of a majority of the whole Board of Directors.  Any officer or agent appointed in accordance with the provisions of Section 5.3 hereof may be removed, either with or without cause, by the Board of Directors at any meeting, by the vote of a majority of the director’s present at such meeting, or by any superior officer or agent upon whom such power of removal shall have been conferred by the Board of Directors.

Section 5.6.  Vacancies.  A vacancy in any office by reason of death, resignation, removal or any other cause shall be filled for the unexpired portion of the term in the manner prescribed in these Bylaws for election or appointment to such office.

Section 5.7.  Duties of Officers.  The Board of Directors shall, from time to time, in its discretion, designate and prescribe the scope of authority and the duties incident to each office.

Section 5.8.  Salaries.  The salaries of the officers shall be fixed from time to time by the Board of Directors, except that the Board of Directors may delegate to any person the power to fix the salaries or other compensation of any officers or agents appointed in accordance with the provisions of Section 5.3 hereof.  No officer shall be prevented from receiving such salary by reason of the fact that he or she is also a director of the Corporation.

Section 5.9.  Surety Bonds.  If the Board of Directors shall so require, any officer or agent of the Corporation shall execute to the Corporation a bond in such sum and with such surety or sureties as the Board of Directors may direct, conditioned upon the faithful discharge of his or her duties, including responsibility for negligence and for the accounting for all property, funds or securities of the Corporation which may come into his or her hands.

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ARTICLE VI

CONTRACTS, CHECKS, LOANS, DEPOSITS AND PROXIES

Section 6.1.  Contracts, Checks, Etc.  All contracts and agreements authorized by the Board of Directors, and all checks, drafts, bills of the exchange or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, or agent or agents, as may from time to time be designated by the Board of Directors, which designation may be general or confine to specific instances.  The Chief Executive Officer, President or a Vice President and the Chief Financial Officer or Treasurer shall have the power and authority to bind the Corporation by contract or engagement or to pledge its credit or to render it liable pecuniarily for any purpose or for any amount, and no other officer, agent or employee of the Corporation shall have any such power and authority unless so designated by the Board of Directors or in or pursuant to the provisions of these Bylaws.

Section 6.2.  Proxies in Respect of Securities of Other Corporations.  Unless otherwise provided by resolution adopted by the Board of Directors, the Chief Executive Officer, the President or a Vice President may from time to time appoint an attorney or attorneys, or an agent or agents, to exercise in the name and on behalf of the Corporation the powers and rights which the Corporation may have as the holder of stock or other securities in any other corporation to vote or to consent in respect of such stock or other securities, and the Chief Executive Officer, the President or any Vice President may instruct the person or persons so appointed as to the manner of exercising such powers and rights and the Chief Executive Officer, the President or any Vice President may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal, or otherwise, all such written proxies, powers of attorney or other written proxies, powers of attorney or other written instruments as he or she may deem necessary in order that the Corporation may exercise such powers and rights.

Section 6.3.  Deposits.  All funds of the Corporation not otherwise employed shall be deposited from time to time to its credit in such banks or trust companies or with such bankers or other depositories as the Board of Directors may select, or as may be selected by any officer or officers or agent or agents authorized so to do by the Board of Directors.  Endorsements for deposit to the credit of the Corporation in any of its duly authorized depositories shall be made in such manner as the Board of Directors from time to time may determine.

ARTICLE VII

CERTIFICATES OF STOCK

Section 7.1.  Form; Signature.  The certificates of stock of the Corporation shall be numbered and shall be entered in the books of the Corporation as they are issued.  They shall exhibit the holders name and number of shares and shall be signed by the Chief Executive Officer, the President or a Vice President and the Chief Financial Officer, the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary.

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Section 7.2.  Transfer.  Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by his or her attorney, lawfully constituted in writing, and upon surrender of the certificate therefor.

Section 7.3.  Record Dates.  In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to cooperate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may, in its discretion, fix, in advance, a record date, which shall be not more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action.  Only those stockholders of record on the date so fixed shall be entitled to any of the foregoing rights, notwithstanding the transfer of any such record date by the Board of Directors.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 7.4.  Closing of Transfer Books.  The Board of Directors may close the transfer books in its discretion for a period not exceeding 60 days preceding any meeting, annual or special, of the stockholders or the day appointed for the payment of dividend.

Section 7.5.  Record Owner.  The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, unless the laws of Delaware expressly provide otherwise.

Section 7.6.  Lost Certificates.  Any person claiming a certificate of stock to be lost or destroyed shall make an affidavit or affirmation of that fact and advertise the same in such manner as the Board of Directors may require, and shall if the directors so require give the Corporation a bond of indemnity, in form and with one or more sureties satisfactory to the Board of Directors, in at least double the value of the stock represented by said certificate, whereupon a new certificate may be issued of the same tenor and for the same number of shares as the one alleged to be lost or destroyed.

ARTICLE VIII

DIVIDENDS

Dividends upon the capital stock of the Corporation, when earned, may be declared by the Board of Directors at any regular or special meeting.

Before payment of any dividend or making any distribution of profits, there may be set aside out of the surplus or net profits of the Corporation such sum or sums as the directors from

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time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the directors shall think conducive to the interests of the Corporation.

ARTICLE IX

RELIANCE ON RECORDS AND REPORTS

Each director, officer or member of any committee designated by, or by authority of, the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation or of any of its subsidiaries or upon reports made to the Corporation or any of its subsidiaries by any official of the Corporation or of a subsidiary or by an independent certified public accountant or by an appraiser selected with reasonable care by the Board of Directors or by any such committee.

ARTICLE X

CORPORATE SEAL

The Corporation shall not have a corporate seal.

ARTICLE XI

FISCAL YEAR

The fiscal year of the Corporation shall be such 12-month period of each calendar year as may be fixed from time to time by resolution of the Board of Directors.

ARTICLE XII

WAIVER OF NOTICE

Whenever any notice whatsoever is required to be given by these Bylaws or the Certificate of Incorporation of the Corporation or any of the corporate laws of the State of Delaware, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ARTICLE XIII

INDEMNIFICATION

The Corporation shall indemnify each of its Directors and officers, whether or not then in office, (and his or her executor, administer and heirs) against all reasonable expenses, including attorneys’ fees, judgments and fines actually and necessarily incurred by him or her in connection with the defense of any litigation to which he or she may have been made a party because he or

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she is or was a Director or officer of the Corporation.  He or she shall have no right to reimbursement, however, in relation to any matter to which he or she has been adjudged liable to the Corporation for gross negligence or culpable misconduct in the performance of his or her duties.  The right to indemnify for expenses shall also apply to the expenses of suits which are compromised if the court having jurisdiction of the matter shall approve such settlement.  The foregoing right of indemnification shall be in addition to all other rights to which such Director or officer may be entitled, pursuant to the Delaware General Corporation Law.

ARTICLE XIV

AMENDMENTS

The Bylaws of the Corporation, regardless of whether made by the stockholders or by the Board of Directors, may be amended, added to or repealed at any meeting of the Board of Directors or of the stockholders provided that notice of the proposed change is given in the notice of the meeting.  No change of the time or place for the annual meeting of the stockholders for the election of directors shall be made except in accordance with the laws of the State of Delaware.

ADOPTED pursuant to the provisions of Section 303 of the Delaware General Corporation Law in connection with the Plan of Reorganization of the Corporation, under Chapter 11 of the United States Bankruptcy Code, as of the         day of                , 2003.

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EXHIBIT 2

Amended and Restated Certificate of Incorporation

OF

RESTORAGEN, INC.

This Amended and Restated Certificate of Incorporation was duly adopted pursuant to the provisions of Section 303 of the General Corporation Law of the State of Delaware in connection with the Plan of Reorganization of Restoragen, Inc., a Delaware corporation (the ”Corporation”) confirmed by the United States Bankruptcy Court for the District of Nebraska pursuant to the provisions under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. § 101-1130 (the ”Bankruptcy Code”).

The Corporation was originally incorporated under the name BioNebraska, Inc.  The original Certificate of Incorporation was filed with the Secretary of State on June 7, 1993.  A Certificate of Designation was filed with the Secretary of State on August 13, 1993.  A Certificate of Designation was filed with the Secretary of State on December 5, 1994.  A Certificate of Amendment was filed with the Secretary of State on November 6, 1995.  A Certificate of Designation was filed with the Secretary of State on November 20, 1995.  A Certificate of Designation was filed with the Secretary of State on June 3, 1996.  A Certificate of Designation was filed with the Secretary of State on June 19, 1997.  A Certificate of Designation was filed with the Secretary of State on May 28, 1998.  A Certificate of Designation was filed with the Secretary of State on June 15, 1998.  A Certificate of Designation was filed with the Secretary of State on April 23, 2001.  A Certificate of Amendment was filed with the Secretary of State on August 13, 2001.

The Corporation, for the purpose of amending and restating its Certificate of Incorporation, as previously amended and now in effect, and eliminating all prior Certificates of Designation, hereby certifies that its Certificate of Incorporation is amended and restated in its entirety and shall now read as follows:

ARTICLE I

NAME

The name of the Corporation is Restoragen, Inc.

ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT

The street address of the registered office of the corporation is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801 and the name of its initial registered agent at that address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The Corporation may transact any lawful business for which corporations may be incorporated under the General Corporation Law of the State of Delaware, subject to the restrictions set forth in the Corporation’s Plan of Reorganization Under Chapter 11 of the Bankruptcy Code.

ARTICLE IV

AUTHORIZED SHARES

The aggregate number of shares of capital stock which the Corporation shall have the authority to issue is One Hundred Million (100,000,000) shares consisting of (a) 70,000,000 shares of Common Stock, $0.01 par value per share, and (b) 30,000,000 shares of preferred stock, having a par value of $0.01 per share.  The designations, voting rights, par values, powers, preferences and rights, and the qualifications, limitations or restrictions of the Corporation’s preferred stock are to be determined by resolution of the Board of Directors and a certificate setting forth such resolutions and the number of shares of such class or series must be filed and recorded pursuant to Delaware law.

Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the Corporation shall not issue nonvoting equity securities to the extent prohibited by Section 1123 of the Bankruptcy Code; provided, however, that this provision (i) will have no further force and effect beyond that required by such Section, (ii) will have such force and effect, if any, only for so long as such Section is in effect and applicable to the Corporation, and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

ARTICLE V

LIMITED LIABILITY OF DIRECTORS

No person who was or is a director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of the duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit.  If the General Corporation Law of the State of Delaware is amended after the effective

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date of this Article V to further eliminate or limit, or to authorize further elimination or limitation of, the personal liability of directors for breach of fiduciary duty as a director, then the personal liability of a director of the Corporation to the Corporation or its stockholders shall be eliminated or limited to the full extent permitted by the General Corporation Law of the State of Delaware, as so amended.  For purposes hereof, “fiduciary duty as a director” shall include any fiduciary duty arising out of serving at the request of the Corporation as a director of another corporation, partnership, joint venture, trust or other enterprise, and “personally liable to the Corporation” shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise, and any liability to the Corporation in its capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

ARTICLE VI

INDEMNIFICATION

Section 1.  Certificate of Incorporation Article Not Exclusive; Change in Law.  The indemnification and advancement of costs, charges and other expenses (including attorneys’ fees) (“Expenses”) provided by, or granted pursuant to, this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of Expenses may be entitled under any law (common or statutory), by-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.  Notwithstanding the provisions of this Article VI or the by-laws of the Corporation, the Corporation shall indemnify and make advancement of Expenses to each person who is or was or has agreed to become a director or officer of the Corporation, and each person who is or was serving or has agreed to serve at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted under the laws of the State of Delaware and any other applicable laws, as they now exist or as they may be amended in the future.

Section 2.  Contract Rights.  All rights to indemnification and advancement of Expenses provided by this Article VI and the by-laws of the Corporation shall be deemed to be a contract between the Corporation and each person who is or was or has agreed to become a director or officer of the Corporation, and each person who is or was serving or has agreed to serve at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.  Any repeal or modification of this Article VI or the by-laws of the Corporation or any repeal or modification of relevant provisions of the General Corporation Law of the State of Delaware or any other applicable law shall not in any way diminish any rights to indemnification or advancement of Expenses with respect to any state of facts then or previously existing or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part on such state of facts.

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Section 3.  Indemnification for Certain Persons for Breach of Fiduciary Duty.  In addition to the indemnification provided for in the by-laws of the Corporation, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of another corporation, partnership, joint venture, trust or other enterprise by reason of the fact that he is or was serving or has agreed to serve at the request of the Corporation as a director of such other corporation, partnership, joint venture, trust or other enterprise against Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action or suit and any appeal thereof, for breach of fiduciary duty as such director, except for liability (i) for breach of the duty of loyalty to such other corporation, partnership, joint venture, trust or other enterprise; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payment of a dividend or unlawful purchase or redemption of stock; or (iv) for any transaction from which the director derived an improper personal benefit.

ARTICLE VII

BOARD OF DIRECTORS

The number of directors shall be fixed by, or in the manner provided in, the Bylaws.

ARTICLE VIII

BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized and empowered to make, alter or repeal the Bylaws of the Corporation, subject to the reserved power of the stockholders to adopt, amend or repeal Bylaws which may include the power to restrict in any manner power granted to the Board of Directors by this Article VIII.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates, integrates and amends the provisions of the certificate of incorporation of the Corporation, and which was duly approved and filed in accordance with Sections 103 and 303 of the General Corporation Law of the State of Delaware, has been executed as of this        day of                                 , 2003.

RESTORAGEN, INC.

By
Name:
Title:

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EXHIBIT 3

Board of Directors

Michael Ellwein

Schedule 7.01

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